Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit 10.32

CBRE (V) Pty Ltd Licensed Estate Agent ABN 15 083 694 357

17th September 2018	Nexus Corporate Park Level 1, 3 Nexus Court, Mulgrave VIC 3170

Michael Tuckman Osteon Medical 23/1866 Princes Highway CLAYTON VIC 3186	T 61 3 8541 3333 F 61 3 8541 3330 www.cbre.com.au

Dear Michael,

Ground Floor - 759 Springvale Road, Mulgrave

Lease Proposal to Osteon Medical

As per our recent discussions, please see below revised lease terms and conditions for consideration. These terms are subject to TMG Developments’ board approval.

The proposed terms are as follows:

Lessor:	TMG Developments Pty Ltd

Lessee:	Osteon Medical

Demised Premises:	Ground Floor 759 Springvale Road MULGRAVE VIC 3170

Permitted Use:	Office & Light Production, however excluding the retail provision of services within the meaning of the retail leases act.

Floor Area:	2,421sqm (survey plan attached)

Lease Term:	8 years

Further Term:	1 x 5 years

Rent:	Commencing rent Year 1 = $190 per sqm (ex car parking, outgoings & GST) on 1,678.60sqm. Year 4 to be calculated on 2,421sqm.

Incentive:	The Lessee shall be provided with an incentive equivalent to 25% of the office rent lease commitment across the initial term, assuming nil increases at fixed annual rental increases.

The Lessee Incentive can be used as office rental abatement as follows;

Incentive, 8 year term	1	2	3	4	Total
Intended phasing	325,687	284,976	101,777	101,777	814,217

Lease Commencement Date:	1st December 2018 or earlier by agreement

Car Parking:	25 basement car parks at $80/bay pcm excluding GST and 10 on grade car parks free for the initial term.

Rent Reviews:	On each anniversary of the lease commencement date, the net office rent and car parking will increase by [***] for the remainder of the initial term.

Office Outgoings:

The Lessee will pay its proportionate share of all building expenses and statutory outgoings payable under the lease. This excludes tenancy cleaning costs where the Lessee is responsible to arrange and cover associate costs.

The Lessee shall be responsible for the payment of outgoings from the Lease Commencement Date.

[***]

Other Lessee’s Costs:	In addition to the rent and outgoings, the Lessee shall be responsible for all charges associated with the operation of the Lessee’s business on the premises, including consumable charges such as water, gas, electricity, telephones and insurances costs for the building.

Access:	The Lessee will be granted access to the premises upon the Lease document being properly executed, Bank Guarantee provided and all other terms and conditions of this offer satisfied.

Lessor Works:	The Lessor will create and upgrade ground floor common area and amenities. & Restore/repair landscaping to all external areas

Tenant Signage:	Subject to Lessor approval, the Lessee can have building signage rights which may be shared with other co-occupiers. Signage design to be approved by the Lessor. Supply, installation costs will be borne by the Lessee.

Tenancy Fitout:

The Lessee shall be responsible for all fit out works. All fit out plans must be submitted to the Lessor and the appropriate Planning Authorities for approval, prior to the commencement on site of any works.

The Lessee is to obtain, at its own cost, all necessary approvals and permits required to enable any alterations to be lawfully completed and to supply copies of such permits and certificates of occupancy to the Lessor.

No building works can commence until the Lessor has approved tenancy plans including installation of external bi-fold doors. Access to commence fitout works will be provided upon execution of Lease documentation.

Make Good:	At the expiration or sooner termination of the Lease and upon the request of the Lessor, the Lessee shall be required to Make Good the premises as per following;

• Remove lessee’s installations

• Repair & replace any damaged ceiling tiles within the demised premises

• Repaint the demised premises throughout subject to fair wear and tear

• Replace any damaged carpet subject to fair wear and tear

• Reinstate glazing should external bi-fold doors be installed by the Lessee

• Removal of Lessee’s building signage

Bank Guarantee:	The Lessee shall provide the Lessor with an irrevocable Bank Guarantee to the value of twelve (12) months net rental, plus GST. The value will reduce to the value of six (6) months net rental upon on the commencement of the fourth year of the initial term.

The Bank Guarantee is unconditional with an expiry date no earlier than six (6) months after the lease expiry date.

Legal Costs:	Each party shall be responsible for their own reasonable legal costs relating to the negotiation of Lease documentation. The preparation costs of Lease documentation and any lease renewal will be borne by the Lessor.

Deposit:	A deposit equivalent to one (1) month’s gross rental must be paid by the Lessee to our office prior to the Lessor instructing its solicitor for the preparation of the Lease documentation. The deposit will be held in the CBRE Trust Account until the Lease documentation is executed. On execution of the Lease, the deposit will be credited towards the Lessee’s rental account.

If the Lease does not proceed to execution due to the Lessee’s withdrawal after the Lessor’s solicitor has been instructed to prepare documents, then the Lessor is entitled to deduct whatever legal costs have been incurred from the deposit amount.

The deposit can be transferred directly into our Trust Account, the details of which are:

Bank: ANZ
Address: 55 Collins Street, Melbourne, Vic, 3000
Account Name: CBRE (V) Pty Ltd Trust Account No. 1

[***]

All dollar amounts stated in this proposal are exclusive of Goods and Services Tax (GST).

The Lessee shall be responsible for the payment of GST payable on any amounts incorporated under the Lease imposed by the legislation.

Special Conditions:	• Non-exclusive right receptionist / receptionist desk in common foyer.

• Premises offered “as is”, no change to kitchen / bathrooms / security access controls on ground floor.

• Lessor to upgrade foyer, split power and A/C.

• Excludes small storeroom behind reception desk as storeroom L1 tenant.

Other Conditions:	Please note that this leasing proposal is not intended to be legally binding on either party save as to the provisions regarding the deposit. This proposal is subject to:

Lessor’s approval
Execution & exchange of lease documentation

1. The Lease will reflect the terms and conditions outlined herein and will be based on the Lessor’s pro-forma commercial lease;

2.  Confidentiality – The terms and conditions of this proposal and any subsequent correspondence is for the attention of the party to whom it is addressed. Neither the whole or any part of this proposal or subsequent correspondence may be submitted or conveyed to any third party in writing or verbally, other than to the lessee or lessors professional advisers and bank without the prior consent and agreement of CBRE and our client;

3. You should not rely on any material contained in this Heads of Agreement but should make independent

4. investigations to satisfy yourselves as to the correctness of any statement of representations;

5.  All calculations, including, but not limited to dimensions, area and rent, contained in this Heads of Agreement are based on figures provided to CBRE by outside sources and have not been independently verified by CBRE and therefore may not be correct;

6.  The above terms and conditions are subject to the final approval of the Lessor. Until such time as the terms and conditions are agreed and the Lease is executed, the Lessor reserves the right to alter the offer, lease the premises to another party, or withdraw the premises from the market;

7. Subject to the Lessee being satisfied with power access & supply to the premises including access points into the building and loading of machines & equipment.

The terms and conditions of this Heads of Agreement shall be subject to further clarification and refinement by the solicitors of the respective parties. The final terms and conditions will provide further specific detail but will remain within the spirit provided by the terms and conditions outlined in this Heads of Agreement.

We trust that these terms meet with your approval and ask that you sign this letter where indicated and return to CBRE along confirmation of holding deposit payment via EFT into CBRE Trust Account. On receipt of the signed Heads of Agreement and deposit, we will seek Lessor approval and Solicitors shall be instructed to prepare the Lease documentation.

Should you have any queries regarding the above, please do not hesitate to contact me on 0407 864 319.

Yours sincerely
CBRE (V) Pty Ltd

Elise Betts Director

We hereby offer to lease the above described premises upon the terms and conditions set out in this letter and agree to sign a formal Lease incorporating the agreed terms set out in this letter and acknowledge that the Leasing Agent (CBRE) has made no other warranties than those contained in this proposal.

Signed for and on	Signed for and on
behalf of the Lessee	on behalf of the Lessor

Michael Tuckman
Print Full Name of Authorized Representative	Print Full Name of Authorized
Representative

CEO
Position of Authority	Position of Authority

19/09/2018
Date	Date